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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT



PURSUANT TO SEC. 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 1996
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                                Dana Corporation
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             (Exact name of registrant as specified in its charter)


   Virginia                         1-1063                      34-4361040
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(State or other             (Commission File Number)           (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)


            4500 Dorr Street, Toledo, Ohio                   43615
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       (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (419) 535-4500
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ITEM 5. OTHER EVENTS. On December 20, 1996, Dana Corporation issued the following press release to PR News Wire, for immediate release to national newspapers and news wire services:

                    DANA EXPANDS GLOBAL OFF-HIGHWAY BUSINESS
                WITH AGREEMENT TO ACQUIRE CLARK-HURTH COMPONENTS


     TOLEDO, OHIO, December 20, 1996 - In the largest acquisition in its 92-year history, Dana Corporation (NYSE: DCN) today signed an agreement to acquire the global business of Clark-Hurth Components, a unit of Ingersoll-Rand Company and a worldwide manufacturer of off-highway vehicle components.

     The acquisition is contingent on customary conditions, including approval of appropriate regulatory agencies. Terms of the agreement were not released.

     "This acquisition will make Dana a leading supplier of off-highway drivetrain components and systems," said Dana Chairman Southwood J. Morcott. "It will bring together broad manufacturing experience, superior engineering expertise and global delivery capabilities. We will combine the Clark-Hurth operations with Dana's Spicer Off-Highway divisions to form an Off-Highway Components Group. The new group will offer a broad range of drivetrain products for off-highway vehicles."

     The new Off-Highway Components Group will produce axles, brakes, transaxles, and powershift transmissions for off-highway vehicles used in agriculture, construction, forestry, leisure and outdoor power equipment, mining and material handling. With 12 plants in four countries, the group will serve hundreds of off-highway equipment manufacturers in more than 30 countries.

     "The acquisition will strengthen our global presence," said Morcoft. "Two-thirds of Clark-Hurth sales are outside the U.S. Clark-Hurth will bring new customers, new products and new technologies to Dana. It will also enable us to offer modular systems to off-highway equipment manufacturers. All of these elements will support our plans for making Dana successful beyond the year 2000."

     Clark-Hurth has manufacturing operations in Belgium, Italy and the United States. The company's 1995 sales were approximately $350 million.

     "Four of Clark-Hurth's manufacturing facilities and the majority of its sales are in Europe," said Nick Cole, president of Dana's Structural Components Group. "By combining our off-highway operations in Italy, the United Kingdom and the United States, this acquisition will provide Dana with a strong base in Europe and North America, the world's largest off-highway markets. We will also be well positioned to participate in growing Asian and South American markets.


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     "The acquisition will also increase Dana's off-highway product technology centers to six," Cole said. "Each center specializes in a specific product area. For example, the Clark-Hurth engineering center in Brugge, Belgium, concentrates on light-to-medium powershift transmissions, while Spicer Off-Highway Axle's center in Italy focuses on medium-duty agricultural axles.

     "Clark-Hurth brings an important and diverse list of additional customers to Dana," he added. "I'm excited by the opportunities this presents, as we pursue our strategic plan for the future."

     In addition to Brugge, Clark-Hurth has factories in Arco, Valsugana, and Rovereto, Italy, and Statesville, N.C. Spicer Off-Highway Axle has plants in Plymouth, Minn.; Fredericktown, Ohio; Morganton, N.C.; Leeds, U.K., and Atessa, Como and Vimercate, Italy.

     "Our organization's regional operations will continue to design, test and manufacture new products for their regional customers," said Paula Schaff, vice president and general manager of Spicer Off-Highway Axle, "but our ability to design global products for global applications will be enhanced. This acquisition will bring together an advanced team in drivetrain technology for off-highway vehicles."

     Dana Corporation is a global leader in the engineering, manufacture and distribution of products and systems for the vehicular, industrial and off-highway markets. Founded in 1904 and based in Toledo, Ohio, Dana operates facilities in 29 countries with 45,000 people. Its 1995 sales were $7.6 billion. Dana is noted for its style of management and its commitment to innovation. It has more than 38 product research and development centers worldwide. Dana also owns Dana Credit Corporation, a leading provider of lease financing services and a 1996 winner of the Malcolm Baldrige National Quality Award. Dana's home page is located at: http://www.dana.com.



                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        Dana Corporation
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                                        (Registrant)



Date: December 20, 1996                  By: /s/ James E. Ayers
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                                            James E. Ayers
                                            Chief Financial Officer



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